Exhibit 10.34
EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into this 7th day of December, 2010 by and between OMNICARE, INC., a Delaware corporation (the “Company”) and John G. Figueroa (“Executive”).

WHEREAS, the Company desires to employ the Executive as Chief Executive Officer of the Company; and

WHEREAS, the Company and the Executive desire to enter into the Agreement to set forth the terms of the Executive’s employment by the Company.

THEREFORE, in consideration of these recitals and the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:

SECTION 1 EMPLOYMENT

1.1 Commencing January  , 2011 (“Effective Date”), the Company shall employ Executive as Chief Executive Officer of the Company until terminated as set forth in Section 3, reporting to the Board of Directors of the Company (the “Board”).  As of the Effective Date, Executive shall be appointed a member of the Board and shall be nominated for re-election at each annual meeting thereafter at which his term expires.  Executive shall be assigned such duties with regard to the business of the Company as are generally performed by an executive of the Company serving in such position, and such other duties as may from time to time be assigned to Executive by the Board consistent with such position.

1.2 Executive agrees to devote his exclusive and full professional time and attention to his duties as an employee of the Company.  In addition, Executive agrees that he shall not render to others any service of any kind for compensation or engage in any other business activity including without limitation any involvement in any business in which Executive has any administrative or operating responsibility; provided, Executive may continue to serve as a member of the board of directors of Reliance Steel and Aluminum Co. or, in lieu of such service, with the prior consent of the Board (which consent shall not be unreasonably withheld), the board of directors of one other public or privately-held company, provided that such service with any such companies does not materially interfere with Executive’s discharge of his duties to the Company and is not competitive with the Company.  If at any time service on any board of directors would, in the discretion of the Board, conflict with Executive’s fiduciary duty to the Company or create any appearance thereof, Executive shall promptly resign from such other board of directors after written notice of the conflict is received from the Board.  Subject to Section 4 hereof, Executive shall not be precluded from devoting reasonable periods of time required to manage his personal investments and participate in professional, educational, philanthropic, or community activities; provided that such activities do not interfere with Executive’s discharge of his duties to the Company.

1.3 Executive’s primary work location will be at the Company’s headquarters, which is currently in Covington, Kentucky (the metropolitan Cincinnati area).  However, it is expected that the Executive will be required to travel to other locations on a frequent basis in connection with his responsibilities under this Agreement.

1.4 Executive will receive performance reviews from the Company no less than on an annual basis with the first review to occur no later than July, 2011.

SECTION 2 COMPENSATION, BENEFITS AND EXPENSES

2.1 BASE SALARY. During the Term, the Company shall pay to Executive a salary (“Base Salary”) at an annual rate of $800,000, payable in accordance with the regular payroll practices of the Company but not less frequently than monthly. Executive’s Base Salary will be reviewed annually by the Compensation and Incentive Committee of the Board (the “Compensation Committee”), and may be modified at the Compensation Committee’s discretion taking into consideration Executive’s performance, Company performance, external peer practices, and general economic conditions.  Notwithstanding the foregoing, Executive’s Base Salary may only be decreased in accordance with a uniform reduction in base salaries applicable to all senior executives of the Company; provided that any such decrease is restored in the same manner as such decreases are restored to other senior executives of the Company.  The Base Salary as determined herein from time to time shall constitute Executive’s “Base Salary” for purposes of this Agreement.

2.2 INCENTIVE COMPENSATION. During the Term, Executive shall be eligible to participate in the Company’s Annual Incentive Plan for Senior Executive Officers (or successor plan; “AIP”) and such other bonus and annual incentive compensation plans as may be maintained by the Company for its executives.  Executive shall have the opportunity to earn an annual target bonus of at least 150% of Executive’s Base Salary; provided, Executive’s annual bonus for the 2011 fiscal year shall not be less than $1,200,000.  The Executive may earn up to 200% of the annual target bonus if warranted by Company and individual performance, as outlined in the annual plan governing document and approved by the Compensation Committee.  Executive’s annual bonus (which may be greater or, except for the 2011 fiscal year, less than the target bonus percentage established above) to the extent earned and payable, shall be paid at such time or times as is provided under and otherwise in accordance with the terms of the AIP unless otherwise set forth herein.

2.3 LONG TERM INCENTIVE COMPENSATION.  During the Term, commencing on the Effective Date, Executive shall be eligible to participate in the Company’s 2004 Stock and Incentive Plan or successor plan (“2004 SIP”) and such other long term incentive compensation plans as may be maintained by the Company for its executives, and to receive awards thereunder in such amounts and on such terms as may be from time to time determined by the Compensation Committee.  Executive shall have the opportunity to earn an annual target long term incentive compensation, award under the 2004 SIP having a value of not less than $4,000,000, comprised of restricted stock, stock options, long term cash or combinations thereof, and having such terms and conditions as determined by the Compensation Committee consistent with awards at such time granted to other senior executives.  The value of Executive’s 2011 award (which shall be granted as of the Effective Date) shall be no less than $4,000,000.  Executive’s annual long term incentive compensation target shall be reviewed annually by the Compensation and Incentive Committee of the Board (the “Compensation Committee”), and such target shall be no less than $4,000,000.  Executive’s annual long term incentive compensation award (which may be greater or, except for the 2011 award, less than the target award established above) to the extent earned and payable, shall be awarded at such time or times as is provided under and otherwise in accordance with the terms of the SIP or its successor plan, and shall be delivered at the same time as such awards are delivered to other senior executives of the Company.

2.4 SIGN-ON STOCK AWARD.  On the Effective Date the Company shall grant to Executive, pursuant to the 2004 SIP, an award of restricted stock having a face value of $3,250,000 (“Sign-On Stock Award”).  One-third of said Sign-On Stock Award shall vest on December 31, 2011, with the remaining two-thirds vesting on an equal pro-rata basis over the following twenty-four months so that as of December 31, 2013, all restricted stock shall be fully vested.  The first monthly vest shall occur on January 31, 2012, with subsequent monthly vestings occurring on the last day of each following month. The Sign-On Stock Award shall have such other terms and conditions as apply under annual restricted stock awards granted to senior executives during 2010.

2.5 SIGN-ON BONUS.  Within 30 days of the Effective Date, Executive will be paid a cash sign-on bonus in the gross amount of $1,500,000 (the “Sign-On Bonus”).  In the event the Executive’s employment with the Company terminates as a result of a termination by the Company for Cause (as defined in Section 3.2) or by the Executive without a Constructive Termination (as defined in Section 3.4) at any time prior to January 1, 2012, the Executive shall be required to return a portion of the Sign-On Bonus equal to the Sign-On Bonus multiplied by the difference of one minus a fraction, the numerator of which is the number of completed months since January 1, 2011 and the denominator of which is 12.  Such amount shall be returned to the Company no later than 30 days following such termination date.

2.6 REIMBURSEMENT OF BUSINESS EXPENSES. During the Term, the Company shall reimburse Executive for all reasonable, ordinary and necessary business expenses incurred and substantiated by him in accordance with applicable Company policy.  In all events, any reimbursement made to Executive pursuant to this Section 2.6 shall be made not later than the end of the calendar year following the calendar year in which the related expense was incurred.

2.7 EXECUTIVE BENEFITS.  During the Term, Executive shall be entitled to participate in all employee benefit plans of the Company including thrift, profit sharing, medical coverage, education, or other welfare benefits that the Company has adopted or may adopt, maintain or contribute to for the benefit of its senior executives in accordance with the terms of such plans and programs; provided, nothing herein shall preclude the Company’s authority to amend or terminate any such plans at any time and from time to time.  Executive shall be entitled to four (4) weeks of vacation each calendar year.  Executive will be provided with financial counseling services through Ayco, or a successor provider of such services.

2.8 RELOCATION EXPENSES.

(a) Executive shall be entitled to reimbursement of all reasonable and customary out-of-pocket expenses associated with relocating Executive’s family from California to the Cincinnati, Ohio area, including all closing costs associated with the sale of the residence in California (including, but not limited to, real estate commission, survey, title insurance, attorney’s fees); all closing costs associated with the purchase of a residence in the Cincinnati area (including, but not limited to, inspections, attorney fees, survey, title insurance, and mortgage-related fees and expenses such as points, processing fees, underwriting fees, application and appraisal fees); the packing and movement of household goods and vehicles; transportation and hotel and food expenses for Executive and his spouse associated with house-hunting trips to Cincinnati; and reasonable temporary living expenses incurred during transition for up to seven months following the Effective Date, and, without limiting the foregoing, in accordance with the Company’s policies and procedures governing relocation of executives.  To the extent than any reimbursements under this Section 2.8(a) result in taxable income to Executive, then Executive shall be fully grossed-up for applicable federal, state and local taxes upon such reimbursements.

(b) The Company will provide home sale assistance for Executive’s real property in Dana Point, California (the “Residence”).  From the Effective Date through December 31, 2011, the Executive shall take such steps as are practicable to sell his Residence at then-prevailing value.  The Company will reimburse Executive if the sale price of his Residence is less than the average of the broker market analysis appraisals determined by independent MAI appraisers chosen by Executive and the Company, with a third independent MAI appraiser to be chosen by the prior two appraisers to value the property between the two prior values if there is a more than five (5%) percent difference between the values determined by the prior two appraisers.  The Company will pay for any and all MAI appraisals.  In addition, if Executive is able to sell his Residence on or before December 31, 2011, the Company will pay Executive a special bonus equal to five (5%) percent of the sales price.

SECTION 3 TERM; TERMINATION OF EMPLOYMENT

3.1 TERM. The term of employment of Executive pursuant to this Agreement shall commence on the Effective Date and shall continue until terminated by either the Company of the Executive as set forth pursuant to Sections 3.2 through 3.6 hereof.

3.2 TERMINATION FOR CAUSE. The Company shall have the right to terminate this Agreement and Executive’s employment, by written notice to Executive, for any of the following causes (a  “Termination for Cause”):

(a) an intentional act of either fraud or dishonesty in connection with the Executive’s performance of his duties hereunder;

(b) the willful failure by the Executive to substantially perform his duties hereunder other than a failure resulting from the Executive’s complete or partial incapacity due to physical illness or disability;

(c) the failure by the Executive to follow the lawful directives of the Company’s Board of Directors;

(d) any willful misconduct by the Executive that is detrimental to the Company’s reputation, goodwill or business operations in any material respect;

(e) a material breach by the Executive of the restrictive covenants incorporated in Section 4 hereof;

(f) the Executive’s conviction for, or plea of nolo contendere to a charge of commission of, a felony or a violation of federal or state securities laws; or

(g) a material breach of the representations in Section 6.2 hereof.

In no event shall the Executive be considered to have been terminated for “Cause” unless the Company delivers a written notice of termination to the Executive identifying in reasonable detail the acts or omissions constituting “Cause” and the provision of this Agreement relied upon.  In the case where such acts or omissions are not capable of cure, the Executive’s termination will take effect upon his receipt of such notice.  In the case where such acts or omissions are capable of cure, the notice shall state the corrective action that the Executive must take to cure.  Executive’s termination will take effect 15 days following his receipt of such notice if such acts or omissions are not cured by Executive by such date, provided that if said cure reasonably requires more than fifteen (15) days to cure, Executive shall be granted a reasonable extension to effectuate said cure.  The Company may suspend the Executive’s employment or place him on leave of absence pending such cure, provided, however, such action shall not disempowered Executive from taking the steps necessary to effectuate said cure.  No act or failure to act by the Executive shall be considered “willful” unless committed without good faith and without a reasonable belief that the act or omission was in the Company’s best interest.  For the avoidance of doubt, mere failure of the Company to achieve any performance goals shall not constitute “Cause.”

Upon any Termination for Cause, all payments, contributions and other benefits to Executive under Section 2 of this Agreement shall cease immediately, with the exception of reimbursement of authorized, ordinary and necessary business expenses already incurred, and any compensation already earned or vested as of that date.

3.3 DISABILITY, ILLNESS OR DEATH. If Executive is unable to perform his duties under this Agreement by reason of illness or other physical or mental disability, and such physical or mental disability has continued for 120 days, then this Agreement and Executive’s employment shall be deemed terminated (“Termination for Disability”). Upon Termination for Disability, Executive shall continue to receive the compensation described in Section 3 hereof for a period of six (6) months after the date of termination reduced by any disability payment to which Executive may be entitled in lieu of such compensation but not by any disability payment for which Executive has privately contracted and paid the premiums.  If Executive should die before the termination of this Agreement, all payments, contributions and benefits to Executive under Section 2 of this Agreement shall terminate upon the date of his death, with the exception of reimbursement of authorized, ordinary and necessary business expenses already incurred, and any compensation already earned or vested as of that date.  The benefits provided in this Section 3.3 pursuant to a Termination for Disability shall constitute “disability pay” within the meaning of Treasury Regulation Section 31.3121(v)(2) -1(b)(4)(iv)(C).

3.4 TERMINATION FOR REASONS OTHER THAN WITH CAUSE. The Company shall have the right to terminate this Agreement and Executive’s employment, other than a Termination for Cause, upon thirty (30) days’ written notice to Executive.  If the Company terminates this Agreement and Executive’s employment other than a Termination for Cause (and other than a Termination for Disability), subject to Section 3.8, in addition to any Base Salary that has accrued but not been paid (including accrued and unpaid vacation time) and any reimbursement of any expenses incurred prior to termination, the Executive will receive the following severance benefits:

(a) Executive shall receive severance pay in the aggregate amount of (A) one and one-half (1.5) multiplied by (B) the sum of (x) Executive’s Base Salary (calculated at the greater of Executive’s then-current Base Salary or the original Base Salary set forth in Section 2.1) plus (y) Executive’s target bonus amount set forth in Section 2.2 for the year in which such termination occurs, which aggregate amount shall be payable ratably for eighteen (18) months in accordance with the Company’s standard payroll practices;

(b) Executive shall receive a pro rata portion of the Executive’s annual AIP bonus under Section 2.2 for the fiscal year in which the Executive’s termination occurs, payable at the time that annual bonuses are paid to other senior executives, determined by multiplying (i) the amount Executive would have received based upon actual performance had employment continued through the end of the fiscal year by (ii) the fraction, the numerator of which is the number of days that Executive was employed by the Company during the fiscal year in which Executive’s termination occurred and the denominator of which is 365 (“Pro Rata Bonus”);

(c) Executive shall receive any unpaid annual bonus earned in accordance with the terms of the AIP with respect to any fiscal year ending on or preceding the date of termination, payable when annual bonuses are paid to senior executives for such year;

(d) To the extent not fully vested, on the date of termination, the remaining installment(s) of the Sign-On Stock Award shall become vested and unrestricted in full; and

(e) To the extent not issued or paid, the guaranteed 2011 bonus shall be paid when 2011 bonuses are paid to senior executives of the Company.

(f) Executive shall be entitled to continued participation for eighteen (18) months in the Company’s medical, dental and vision welfare benefit plans which cover Executive (and his eligible dependents) upon the same terms and conditions in effect for active employees of the Company subject to Executive’s continued co-payment of premiums for such coverage, to the extent that the terms of such plans permit Executive’s continued participation during such period; provided, in the event Executive obtains other employment that offers substantially similar or more favorable benefits, determined on a benefit-by-benefit and coverage-by-coverage basis, such continuation of benefits by the Company shall immediately cease.  The continuation of medical, dental and vision benefits under this Section 3.4 shall be conterminous with, and reduce the period of coverage and count against, Executive’s right to healthcare continuation benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”).

Subject to Section 3.8 and Section 6.15, the first such severance payment under Section 3.4(a) shall be made not later than thirty (30) days after Executive’s Separation from Service occurs. Executive’s right to receive such severance payments under this Section 3.4 or Section 3.5, as may apply, shall be treated as a right to receive a series of separate payments under Treasury Regulation Section 1.409A-2(b)(2)(iii). As used under this Agreement, a “Separation from Service” occurs when Executive dies, retires, or otherwise has a termination of employment with the Company that constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h)(1), without regard to the optional alternative definitions available thereunder.

Any resignation by the Executive for a Constructive Termination as set forth herein shall also entitle the Executive to all of the severance benefits the Executive would otherwise be entitled to in the event of a termination by the Company other than for Cause (and other than a termination for Disability).

A “Constructive Termination” will occur in the event of a resignation by Executive after the occurrence of any of the following events or circumstances without the Executive’s express written consent and provided Executive shall first provide the Company with written notice within ninety (90) days of said event identifying the circumstances Executive believes qualify as a Constructive Termination and which the Company fails to cure within thirty (30) after  the notice was delivered:

(i)           the Company commits a material breach of this Agreement;

(ii)           the Company changes Executive’s title, or assigns to Executive any duties inconsistent with his position, authority, or responsibilities as contemplated by Section1.1, or takes any action that results in a diminution in such position, authority, or responsibilities;

(iii)           the Company directs Executive to report to any person or entity other than the Board;

(iv)           the Company fails to comply, and pay when due, any compensation and/or benefits pursuant to Section 2 hereof; or

(v)           the Company relocates the Executive’s principal place of employment to a location outside of the greater Cincinnati metropolitan area.

Executive must terminate his employment within ninety (90) days after the end of the cure period described above in order for such termination to be a Constructive Termination.

Except as provided in Section 3.5 below, this Section 3.4 shall govern the payment of severance for any termination by the Company other than for Cause (and other than a Termination for Disability) that occurs six (6) months or more prior to a Change in Control or after the twenty-four (24) month period following the occurrence of a Change in Control.

3.5 TERMINATION UPON OR FOLLOWING A CHANGE IN CONTROL.

(a) The Company shall have the right to terminate this Agreement and Executive’s employment in the event of or following a Change in Control (as defined in the 2004 SIP as in effect on the date such Change in Control event occurs) of the Company.  If the Company terminates this Agreement and Executive’s employment other than a Termination for Cause (and other than a Termination for Disability) at any time upon or during the twenty-four (24) month period following the occurrence of a Change in Control, subject to Section 3.8.  This Section 3.5 shall also apply to a termination by the Company other than for Cause within six (6) months before the occurrence of a Change in Control or Executive’s Constructive Termination at any time within six (6) months prior to, or twenty-four (24) months after, a Change of Control.  In any of said events, Executive shall receive the following severance benefits:

(i) Executive shall receive a cash lump sum equal to (A) two (2) multiplied by (B) the sum of (x) Executive’s Base Salary (calculated at the greater of Executive’s then current Base Salary or the original Base Salary set forth in Section 2.1) plus (y) the greatest of (1) Executive’s annual bonus amount earned for the fiscal year immediately preceding the fiscal year in which such termination occurs, or (2) Executive’s target bonus amount set forth in Section 2.2 for the year in which such termination occurs or (3) an annual bonus amount determined in accordance with Section 2.2 for the year in which such termination occurs based on an annualization of the actual attainment of applicable performance goals for such fiscal year through the date of termination.  Anything in the foregoing to the contrary notwithstanding, if the Change in Control is not also a “change in control event” (as defined in Treasury Regulation §1.409A-3(i)(5)), the severance pay described in this subsection (i) will be paid in accordance with the Company’s standard payroll practices in the same manner as under Section 3.4(a).

(ii) Executive shall receive a Pro Rata Bonus;

(iii) Executive shall receive any unpaid annual bonus earned in accordance with the terms of the AIP with respect to any fiscal year ending on or preceding the date of termination, payable when annual bonuses are paid to senior executives for such year;

(iv) To the extent not fully vested, or the date of termination, all remaining installment(s) of the Sign-On Stock Award, or any other outstanding stock option, restricted stock award, SAR or other award, shall become fully vested and unrestricted in full;

(v) To the extent not issued or paid, the guaranteed 2011 Bonus shall be paid when 2011 bonuses are paid to senior executives of the Company; and

(vi)           Executive shall be entitled to continued participation for twenty-four (24) months in the Company’s medical, dental and vision welfare benefit plans which cover Executive (and his eligible dependents) upon the same terms and conditions in effect for active employees of the Company subject to Executive’s continued co-payment of premiums for such coverage, to the extent that the terms of such plans permit Executive’s continued participation during such period; provided, in the event Executive obtains other employment that offers substantially similar or more favorable benefits, determined on a benefit-by-benefit and coverage-by-coverage basis, such continuation of benefits by the Company shall immediately cease.  The continuation of medical, dental and vision benefits under this Section 3.5 shall be conterminous with, and reduce the period of coverage and count against, Executive’s right to healthcare continuation benefits under COBRA.  If the Company cannot provide such coverage to Executive, it shall pay him the applicable COBRA premium each month as if coverage were being provided for such period of time when the coverage cannot be so provided.

Subject to Section 3.8 and Section 6.14, the severance payment under Section 3.5(a)(i) shall be made not later than thirty (30) days after Executive’s Separation from Service occurs.

3.6 VOLUNTARY TERMINATION. Executive may voluntarily terminate the Term and Executive’s employment hereunder (other than as provided under Section 3.5(b)) by giving the Company thirty (30) days advance written notice of such termination.  In the event Executive voluntarily terminates his employment for any reason during the Term (other than for Constructive Termination), all payments to Executive under Section 2 shall cease, with the exception of reimbursement of authorized, ordinary and necessary business expenses already incurred, and any compensation already earned or vested as of that date.

3.7 CHANGE IN CONTROL ADJUSTMENTS.  The Executive will not be entitled to any payment (including no tax gross-up) in respect of any taxes he may owe pursuant to Section 4999 of the Internal Revenue Code.  In the event that any Change in Control benefits or other benefits otherwise payable to the Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) but for this Section 3.7, would be subject to the excise tax imposed by Section 4999 of the Code, then any Change in Control benefits and other benefits hereunder shall be either (x) delivered in full, or (y) delivered as to such lesser extent which would result in no portion of such benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income and employment taxes and the excise tax imposed by Section 4999 of the Code (and any equivalent  state or local excise taxes), results in the receipt by the Executive on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code.  Unless the Company and the Executive otherwise agree in writing, any determination required under this Section 3.7 will be made in writing by independent public accountants as the Company and the Executive agree (the “Accountants”), whose determination will be conclusive and binding upon the Executive and the Company for all purposes.  For purposes of making the calculations required by this Section 3.7, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code.  The Company and the Executive agree to furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this provision.  The Company will bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this provision.  Any reduction in payments and/or benefits required by this provision shall occur in the following order: (1) reduction of cash payments; (2) reduction of vesting acceleration of equity awards; and (3) reduction of other benefits paid or provided to the Executive.  In the event that acceleration of vesting of equity awards is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant for the Executive’s equity awards.  If two or more equity awards are granted on the same date, each award will be reduced on a pro-rata basis.

3.8 RELEASE; COMPLIANCE WITH COVENANTS; RESIGNATIONS.  Any payments or benefits made or provided pursuant to Section 3.4 or Section 3.5 hereof are subject to Executive’s:

(a) Compliance with the provisions of Section 4 hereof, other than inadvertent, immaterial violations of such provisions that are cured promptly upon written notice of such violation delivered to Executive by the Company;

(b) Delivery to the Company of an executed general release of all claims against the Company (other than claims to enforce the provisions of Section 3.4, Section 3.5 or Section 6, and claims for earned vested amounts under any employee benefit plan and other claims that cannot by law be waived) within 30 days after Executive’s termination date consistent with the Company’s current form of release of claims for executive separations set forth as Exhibit A; and

(c) Delivery to the Company of a resignation from all offices, directorships and fiduciary positions with the Company, its affiliates and employee benefit plans.

Notwithstanding the due date of any post-employment payments, any amounts due following a termination under this Agreement shall not be due until after the expiration of any revocation period applicable to the general release, that Executive has not revoked, and any such amounts then due shall be paid (or commence being paid) to Executive within forty-five (45) days after the date of termination or such later date as may be required under Section 409A.  In the event that the Executive dies before all payments pursuant to Section 3.4, Section 3.5 or Section 3.7 have been paid, all remaining payments shall be made to the beneficiary specifically designated by the Executive in writing prior to his death, or, if no such beneficiary was designated (or the Company is unable in good faith to determine the beneficiary designated), to the personal representative of his estate.

SECTION 4 SECTION 4.  RESTRICTIVE COVENANTS

4.1 Nondisclosure of Confidential Information.

(a) Executive acknowledges that during the course of Executive’s employment with the Company, Executive has had or will have access to, and knowledge of, certain information that the Company considers confidential, and the release of such information to unauthorized persons would be extremely detrimental to the Company.  As a consequence, the Executive hereby agrees and acknowledges that the Executive owes a duty to the Company not to disclose, and agrees that without the prior written consent of the Company, at any time, either during or after the Executive's employment with the Company, the Executive will not communicate, publish or disclose, to any person anywhere or use, any Confidential Information (as hereinafter defined), except as may be necessary or appropriate to conduct the Executive's duties hereunder, provided the Executive is acting in good faith and in the best interest of the Company, or as may be required by law or judicial process.  The Executive will use reasonable best efforts at all times to hold in confidence and to safeguard any Confidential Information from falling into the hands of any unauthorized person.  The Executive will return to the Company all Confidential Information in the Executive's possession or under the Executive's control whenever the Company shall so request, and in any event will promptly return all such Confidential Information if the Executive's relationship with the Company is terminated for any reason and will not retain any copies thereof except that Executive may retain copies of his own employment information relating to the terms, conditions, benefits and performance of his employment pursuant to this Employment Agreement.  For purposes hereof, the term "Confidential Information" shall mean any information used by or belonging or relating to any member of the Company that is not known generally to the industry in which the Company is or may be engaged and which the Company maintains on a confidential basis, including, without limitation, any and all trade secrets and proprietary information, information relating to the Company’s businesses and services, Executive information, customer lists and records, business processes, procedures or standards, know-how, manuals, business strategies, records, financial information, in each case whether or not reduced to writing or stored electronically, as well as any information that any member of the Company advises the Executive should be treated as confidential information.  Further, Confidential Information shall not include information which was in the Executive’s prior possession from a source other than the Company (and was not obtained by Executive in a capacity pursuant to which the Company has a reasonable expectation that such information remain confidential) or is independently obtained from a third party whose disclosure violates no duty of confidentiality to the Company or which is or becomes publicly available through no fault of Executive.

(b) The Executive acknowledges and agrees that all analyses, reports, proposals, software, documentation, machine code and other intellectual property owned by the Company (collectively, the “Company’s Intellectual Property”) are and shall remain the sole and exclusive property of the Company, or as otherwise may be noted, and that in no event shall the Executive have any ownership interest therein.  In that connection, the Executive hereby irrevocably assigns, transfers and conveys to the Company all of his right, title and interest, if any, in and to the Company’s Intellectual Property, including any rights the Executive may have to patent, copyright, trade secret or other proprietary rights in the Company’s Intellectual Property.  The Executive agrees to assist the Company in every proper way to obtain and from time to time enforce patents, copyrights, trade secrets and all other proprietary and intellectual property rights and interest in and to all the Company’s Intellectual Property in any and all countries, and to that end the Executive will execute and deliver all documents and other papers and materials for use in applying for, obtaining and enforcing such patents, copyrights, trademarks and other proprietary and intellectual property rights and interests, as the Company may request in writing, together with any assignments thereof to the Company or persons designated by it.  The Executive agrees that the Company is appointed as his attorney to execute all such instruments and do all such things for the purpose of assuring to the Company (or its designee) the full benefit of the provisions of this paragraph.

4.2 Noninterference with Clients or Executives.  The Executive agrees that, during the period of Executive's employment with the Company and for a period of eighteen (18) months from the date of termination of employment for any reason, whether voluntary or involuntary (the “Restricted Period”), the Executive shall not, on the Executive's own behalf or on behalf of any other person or entity, solicit or in any manner influence or encourage any current or prospective client, customer, Executive or other person or entity that has a business relationship with the Company, to terminate or limit in any way their relationship with the Company, or interfere in any way with such relationship, and/or (b) solicit or in any manner influence or discourage any prospective client or customer that was contacted by the Company within the twelve-month period preceding Executive’s date of termination from entering into a business relationship with the Company.

4.3 Noncompetition.  The Executive agrees that, during the Restricted Period, the Executive shall neither directly nor indirectly, engage or hold an interest in any business engaged in the Business in those geographic areas in which the Company conducts the Business, nor directly or indirectly, have any interest in, own, manage, operate, control, be connected with as a stockholder (other than as a stockholder of less than five percent (5%) of the issued and outstanding stock of a publicly held corporation), joint venturer, officer, director, partner, employee or consultant, or otherwise engage or invest or participate in the Business in those geographic areas in which the Company or its subsidiaries engage in the Business.  For purposes of this Agreement, "Business" shall mean (i) the distribution of pharmaceuticals, related pharmacy consulting, data management services and medical supplies to nursing homes and long-term care facilities, and (ii) any other business in which the Company or its subsidiaries are engaged in at the time of the termination of Executive’s employment.

4.4 Enforcement.  The Executive acknowledges and agrees that the provisions of this Section 4 are reasonable and necessary for the successful operation of the Company.  The Executive further acknowledges that if he breaches any provision of this Section 4, the Company will suffer irreparable injury.  It is therefore agreed that the Company shall have the right to enjoin any such breach or threatened breach, if ordered by a court of competent jurisdiction.  The existence of this right to injunctive and other equitable relief shall not limit any other rights or remedies that the Company may have at law or in equity including, without limitation, the right to monetary and compensatory damages.  In addition, the Executive further acknowledges that if he breaches any provision of this Section 4 following his termination of employment with the Company, the Executive will forfeit the right to any unpaid severance or other payments due under this Agreement, but Executive shall not forfeit payment of earned wages as defined by applicable law.  If any provision of this Section 4 is determined by a court of competent jurisdiction to be unenforceable in the manner set forth herein, the Executive and the Company agree that it is the intention of the parties that such provision should be enforceable to the maximum extent possible under applicable law.  If any provisions of this Section 4 are held to be invalid or unenforceable, such invalidation or unenforceability shall not affect the validity or enforceability of any other provision of this Section 4 (or any portion thereof).  For purposes of the restrictions of this Section 4, references to the “Company” include reference to its subsidiaries.

SECTION 5 INDEMNIFICATION

The Company shall indemnify Executive to the fullest extent permitted by the Company’s charter, by-laws and applicable law.  The Company shall also maintain and cover Executive under one or more contract(s) of directors’ and officers’ liability insurance both during and, while potential liability exists, after the term of this Agreement and Executive’s employment, to the same extent as the Company covers its other officers and directors.

SECTION 6 MISCELLANEOUS PROVISIONS

6.1 ASSIGNMENT AND SUCCESSORS.  The rights and obligations of the Company under this Agreement may be freely assigned (including, but not limited to assignment to an affiliate of the Company for purposes of payroll) and shall inure to the benefit of and be binding upon the successors and assigns of the Company.  Executive’s obligation to provide services hereunder may not be assigned to or assumed by any other person or entity.

6.2 REPRESENTATIONS OF EXECUTIVE.  The Executive represents and warrants that his entering into this Agreement and his employment with the Company will not be in breach of any agreement with any current or former employer and that he is not subject to any other restrictions on solicitation of clients or customers or competing against another entity.  The Executive understands that the Company has relied on this representation in entering into this Agreement.

6.3 NOTICES. All notices, requests, demands or other communications under this Agreement shall be in writing and shall only be deemed to be duly given (a) on the date of delivery if delivered by hand, (b) on the date of transmission, if delivered by confirmed facsimile, (c) on the first business day following the date of deposit if delivered by guaranteed overnight delivery service, or (d) on the fourth business day following the date delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company, to:

Omnicare, Inc.
100 East RiverCenter Boulevard
Covington, Kentucky 41011
ATT:  General Counsel

If to Executive to his last known address shown on the payroll records of the Company

6.4 SEVERABILITY. Any provision of this Agreement which is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this paragraph, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable.

6.5 COMPLETE AGREEMENT.  This Agreement contains the entire agreement between the parties and supersedes previous verbal and written discussions, negotiations, agreements or understandings between the parties.

6.6 AMENDMENT AND WAIVER. This Agreement may be modified, amended or waived only by a written instrument signed by all the parties hereto. No waiver or breach of any provision hereof shall be a waiver of any future breach, whether similar or dissimilar in nature.

6.7 APPLICABLE LAW.  This Agreement has been made and its validity, performance and effect shall be determined in accordance with the laws of the State of Delaware.

6.8 CONSENT TO JURISDICTION. The parties hereby (a) agree that any  suit, proceeding or action at law or in equity (hereinafter referred to as an “Action”) arising out of or relating to this Agreement must be instituted in state or federal court located within Kenton County, Kentucky, (b) waive any objection which he or it may have now or hereafter to the laying of the venue of any such Action, (c) irrevocably submit to the jurisdiction of any such court in any such Action, and (d) hereby waive any claim or defense of inconvenient forum. The parties irrevocably agree that service of any and all process which may be served in any such Action may be served upon him or it by registered mail to the address referred to in Section 6.3 hereof or to such other address as the parties shall designate in writing by notice duly given in accordance with Section 6.3 hereof and that such service shall be deemed effective service of process upon the parties in any such Action. The parties irrevocably agree that any such service of process shall have the same force and validity as if service were made upon him or it according to the law governing such service in the State of Kentucky, and waives all claims of error by reason of any such service.

6.9 COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

6.10 INTERPRETATION. The headings contained in this Agreement are for reference purposes only and shall not affect in any ways the meaning or interpretation of this Agreement. The language in all parts of this Agreement shall in all cases be construed according to its fair meaning, and not strictly for or against any party hereto. In this Agreement, unless the context otherwise requires, the masculine, feminine and neuter genders and the singular and the plural include one another.

6.11 NON-WAIVER OF RIGHTS AND BREACHES. No failure or delay of any  party herein in the exercise of any right given to such party hereunder shall constitute a waiver thereof unless the time specified herein for the exercise of such right has expired, nor shall any single or partial exercise of any right preclude other or further exercise thereof or of any other right. The waiver of a party hereto of any default of any other party shall not be deemed to be a waiver of any subsequent default or other default by such party.

6.12 NO MITIGATION OR OFFSET. Except as provided in Sections 3.4(f) and 3.5(a)(v) relating to future benefit eligibility, Executive shall not be required to seek other employment or to reduce any severance benefit payable to him under Section 3 hereof, and no such severance benefit shall be reduced on account of any compensation received by Executive from the Company or any other employment. The Company’s obligations to Executive hereunder, including, without limitation, any obligation to provide severance benefits, shall not be subject to set-off or counterclaim in respect of any debts or liabilities of Executive to the Company.

6.13 SURVIVAL.  The provisions of Section 4 shall survive the termination the Agreement (and any concurrent or subsequent termination of Executive’s employment).  The provisions of Section 3 shall survive any termination of the Executive’s employment during the Term of the Agreement.

6.14 SUPERSEDING AGREEMENT.  In the event of any conflict between the terms of this Agreement and the terms of any Company plan, program or policy, the terms of this Agreement shall control to the extent such terms are more favorable to the Executive; provided that the Company shall have an appropriate opportunity to conform the terms of any such conflicting plan, program or policy to the terms of this Agreement.

6.15  SECTION 409A.

Anything in this Agreement to the contrary notwithstanding:

(a) It is intended that any amounts payable under this Agreement shall either be exempt from or comply with Section 409A of the Code and all regulations, guidance and other interpretive authority issued thereunder (“Code Section 409A”) so as not to subject Executive to payment of any additional tax, penalty or interest imposed under Code Section 409A. The provisions of this Agreement shall be construed and interpreted to avoid the imputation of any such additional tax, penalty or interest under Code Section 409A yet preserve (to the nearest extent reasonably possible) the intended benefit payable to Executive.

(b) To the extent that the reimbursement of any expenses or the provision of any in-kind benefits under this Agreement is subject to Code Section 409A, (i) the amount of such expenses eligible for reimbursement, or in-kind benefits to be provided, during any one calendar year shall not affect the amount of such expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (ii) reimbursement of any such expense shall be made by no later than December 31 of the year following the calendar year in which such expense is incurred; and (iii) Executive’s right to receive such reimbursements or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

(c) If Executive is a “specified employee” within the meaning of Treasury Regulation Section 1.409A -1(i) as of the date of Executive’s Separation from Service, then any payment or benefit pursuant to Sections 3.4(a) or 3.5(a)(i) or pursuant to any other provision of this Agreement on account of Executive’s Separation from Service, to the extent such payment (after taking into account all exclusions applicable to such payment under Code Section 409A) is properly treated as deferred compensation subject to Code Section 409A, shall not be made until the first business day after (i) the expiration of six (6) months from the date of Executive’s Separation from Service, or (ii) if earlier, the date of Executive’s death (the “Delayed Payment Date”). On (or within five business days after) the Delayed Payment Date, there shall be paid to Executive or, if Executive has died, to the representative of Executive’s estate, in a single cash lump sum, an amount equal to the aggregate amount of the payments delayed pursuant to the preceding sentence, plus interest thereon, compounded monthly, at an annual rate equal to the Delayed Payment Interest Rate (as defined below) computed from the date on which each such delayed payment otherwise would have been made to Executive until the Delayed Payment Date. For purposes of the foregoing, the “Delayed Payment Interest Rate” shall mean the highest interest rate, as of the first day of the month in which the Separation from Service occurs, payable by the Company on its outstanding publicly-traded debt (or if no such public debt is then outstanding, the rate at which the Company could then borrow from its primary bank lender) plus 100 basis points.

6.16 DRUG SCREEN; BACKGROUND CHECK.  This Agreement is contingent upon the Executive’s successful completion of a pre-employment drug screen and background check.  In the event that, for any reason, such drug screen or background check shall not be successfully completed, this Agreement shall be null and void and the Company and the Executive shall have no obligations hereunder.

6.17 ATTORNEY’S FEES:  In the event of the bringing of any action, proceeding, arbitration or suit by a party hereto against another party hereunder by reason of any breach of any of the covenants, agreements, or provisions arising out of this Agreement, the prevailing party shall be entitled to recover all costs and expenses of that action or suit, or at trial, arbitration or on appeal, and in collection of judgment, including reasonable attorneys' fees, accounting, and other professional fees resulting therefrom.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

OMNICARE, INC.

By:	/s/ James D. Shelton
James D. Shelton
Interim President and CEO

By:	/s/ John G. Figueroa
John G. Figueroa

EXHIBIT A

Company’s Release of Claims Form for Executive Separations